Exhibit 10.2

SENECA TERRITORY GAMING CORPORATION

June 29, 2005

Michael D’Amato

Klewin Gaming & Hospitality, Inc.
40 Connecticut Avenue
Norwich, CT 06360

Re:      Letter of Agreement for Mutual Termination of the Seneca Allegany Casino Agreement dated September 1, 2004

Ladies and Gentlemen:

The Seneca Territory Gaming Corporation (“STGC”), a wholly owned subsidiary of Seneca Gaming Corporation, a governmental instrumentality of the Seneca Nation of Indians, and Klewin Gaming & Hospitality, Inc. (“Klewin” and together with STGC, the “Parties” and each a “Party”) have mutually determined to terminate the Agreement by and between STGC and Klewin dated September 1, 2004 (the “Agreement”), on the terms set forth in this Letter of Agreement as follows:

1.     Termination.  As of and on July 13, 2005 (the “Termination Date”), (a) the Agreement is, and shall be deemed to be, terminated and shall have no further force or effect except as set forth in Paragraphs 2 and 6 below, (b) each of the Parties hereby releases and forever discharges the other Party, and all of its affiliates, subsidiaries and successors from all liability (including, but not limited to, all compensation and payment obligations, claims, demands, damages, liabilities and causes of action whatsoever, known or unknown, that such party has or may have as a result of, or in connection with, events related to or arising from the Agreement) except as set forth in Paragraphs 2 and 6 below and (c) each Party hereby waives the application of Article 12 of the Agreement to the termination of the Agreement except as set forth in Paragraph 6 below.

2.     Survival and Continuation of Certain Sections.  Article 10 Dispute Resolution – Mediation and Arbitration and Sections 11.1 and 11.6 of the Agreement shall be deemed to be part of this Letter of Agreement as if set forth herein.  Sections 11.4 and 11.5 shall survive the termination of the Agreement with respect to any damages or liability arising out of or resulting from performance of the Work on or prior to the Termination Date.

3.     Termination Payment.  On the Termination Date, STGC will pay to Klewin the amounts set forth on Schedule 1 hereto.

4.     Equipment, Vehicles and Materials.  On the Termination Date, STGC will cause Seneca Construction Management Corporation, owned, managed and operated by, or by members of, the Seneca Nation of Indians (“SCMC”), to purchase from Klewin the equipment and materials listed on Schedule 2 hereto at the respective book value for each set forth on Schedule 2.

5.     Tribal Employees.  On the Termination Date, STGC will cause SCMC to hire the tribal employees listed on Schedule 3 hereto on the terms and conditions set forth on Schedule 3.

6.     Third-Party Contractor.  In the event that STGC, or other Seneca Nation of Indians entity, hires a third-party (including, but not limited to, any construction manager, general contractor or similar entity) not wholly-owned and controlled by the Seneca Nation of Indians within two (2) years after the Termination Date to perform all or substantially all of the non-design portion of the Work, then Klewin shall be entitled to assert such claim as it otherwise would have had for wrongful termination under the Agreement, but only to the extent that the value of such claim exceeds the aggregate value of payments, acquisitions and undertakings made and performed by STGC and SCMC pursuant to this Letter of Agreement.

7.     Defined Terms.  All capitalized terms not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

8.     Representations of the Parties.  Each of the Parties hereby represents and warrants, as to itself, as follows:

a.     It has the power and authority to execute and deliver this Letter of Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Letter of Agreement.

b.     This Letter of Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

c.     No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by it of this Letter of Agreement.

9.     Lien Waiver.  Subject only to STGC’s performance under Paragraphs 4, 5 and 6 above, Klewin does hereby waive and release, and indemnify STGC for and against, any and all liens, claims, charges, encumbrances, security interests and other possessory and non-possessory interests of Klewin and its subcontractors in the nature of mechanics’, labor or materialmen’s liens in, on or against the Work, the site of the Work, and any and all real, tangible and intangible property incorporated therein or relating thereto, or on account of labor, services, improvements, equipment, and any other materials, fixtures, apparatus or machinery furnished by Klewin and its subcontractors in respect of the Work (“Claims”). Klewin does hereby certify that there are no known Claims arising out of or in connection with the performance by Klewin or any subcontractor of the Work under the Agreement outstanding or known to exist at the Termination Date; all bills with respect to the Work performed under the Agreement as of the Termination Date have been paid and there is no known basis for filing any Claims arising out of or in connection with the performance by Klewin or any of its subcontractors of the Work under the Agreement.

Very truly yours,

SENECA TERRITORY GAMING CORPORATION

By:	/s/ John Pasqualoni
	Name:	John Pasqualoni
	Title:	President & CEO

Attachments (Schedules)

Agreed to and accepted:

KLEWIN GAMING & HOSPITALITY, INC.

By:	/s/ Michael D’Amato
	Name:	Michael D’Amato
	Title:	President & CEO